EXHIBIT 11
                                                                      ----------

                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                           National Datacomputer, Inc.
          Statement recomputation of net income (loss) per common share



                                                                         Six Months Ended
                                                                    --------------------------
                                                                   June 30, 2000  June 30, 1999
                                                                    -----------    -----------
                                                                            (Unaudited)

Net income (loss), as reported                                      $   150,870    $  (158,288)

Preferred stock preference items:

Discount inherent in conversion terms of Series F convertible
        preferred stock upon issuance                               $        --    $   (37,500)

Interest on Series B, C, D and F convertible preferred stock        $  (165,255)   $  (209,875)
                                                                    -----------    -----------

Total preferred stock preference item                               $  (165,255)   $  (247,375)

Net loss attributable to common stockholders                        $   (14,385)   $  (405,663)

Weighted average shares outstanding:

A. Shares attributable to common stock outstanding                    4,383,188      2,404,745
B. Shares attributable to convertible preferred stock outstanding            --             --
C. Shares attributable to common stock options and warrants
        pursuant to APB 15, paragraph 38 (a)                                 --             --
                                                                    -----------    -----------

Weighted average shares outstanding                                   4,383,188      2,404,745
                                                                    ===========    ===========

Net loss per share                                                  $     (0.00)   $     (0.17)
                                                                    ===========    ===========